SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 4)*

                        HEADWAY CORPORATE RESOURCES, INC.
                        ---------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 Par Value
                         ------------------------------
                         (Title of Class of Securities)


                                    422101105
                                    ---------
                                 (CUSIP Number)


                                December 31, 2000
                      -------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]                     Rule 13d-1(b)
                [X]                     Rule 13d-1(c)
                [ ]                     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       Continued on the following page(s)
                               Page 1 of 11 pages

                                  SCHEDULE 13G
CUSIP No. 422101105                                           Page 2 of 11 Pages



1               Name of Reporting Person
                I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                         White Rock Capital Partners, L.P.

2               Check the Appropriate Box If a Member of a Group*
                                                        a.  [ ]
                                                        b.  [X]

3               SEC Use Only

4               Citizenship or Place of Organization

                           TEXAS

                             5        Sole Voting Power
    Number of                         0
      Shares
   Beneficially              6        Shared Voting Power
     Owned By                         0
       Each
    Reporting                7        Sole Dispositive Power
      Person                          0
       With
                             8        Shared Dispositive Power
                                      0

9               Aggregate Amount of Beneficially Owned by Each Reporting Person

                                      0

10              Check Box If the Aggregate Amount in Row (9) Excludes Certain
                Shares*

                                       [  ]

11              Percent of Class Represented By Amount in Row (9)

                             0%

12              Type of Reporting Person*

                             PN; IV

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 422101105                                           Page 3 of 11 Pages

1               Name of Reporting Person
                I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                         White Rock Capital Management, L.P.

2               Check the Appropriate Box If a Member of a Group*
                                                        a.  [ ]
                                                        b.  [X]

3               SEC Use Only

4               Citizenship or Place of Organization

                           TEXAS

                             5        Sole Voting Power
    Number of                         0
      Shares
   Beneficially              6        Shared Voting Power
     Owned By                         0
       Each
    Reporting                7        Sole Dispositive Power
      Person                          0
       With
                             8        Shared Dispositive Power
                                      0

9               Aggregate Amount of Beneficially Owned by Each Reporting Person

                                      0

10              Check Box If the Aggregate Amount in Row (9) Excludes Certain
                Shares*

                                       [ ]

11              Percent of Class Represented By Amount in Row (9)

                             0%

12              Type of Reporting Person*
                             PN; IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 422101105                                           Page 4 of 11 Pages


1               Name of Reporting Person
                I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                         White Rock Capital, Inc.

2               Check the Appropriate Box If a Member of a Group*
                                                        a.  [ ]
                                                        b.  [X]
3               SEC Use Only

4               Citizenship or Place of Organization

                           TEXAS

                             5        Sole Voting Power
    Number of                         0
      Shares
   Beneficially              6        Shared Voting Power
     Owned By                         0
       Each
    Reporting                7        Sole Dispositive Power
      Person                          0
       With
                             8        Shared Dispositive Power
                                      0

9               Aggregate Amount of Beneficially Owned by Each Reporting Person

                                      0

10              Check Box If the Aggregate Amount in Row (9) Excludes Certain
                Shares*

                                                [ ]

11              Percent of Class Represented By Amount in Row (9)

                             0%

12              Type of Reporting Person*
                             CO; IA

                            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 422101105                                           Page 5 of 11 Pages


1        Name of Reporting Person
         I.R.S. Identification No. of Above Person (ENTITIES ONLY)

                  THOMAS U. BARTON

2        Check the Appropriate Box If a Member of a Group*
                                                        a.  [ ]
                                                        b.  [X]
3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                           5        Sole Voting Power
Number of                           0
   Shares
Beneficially               6        Shared Voting Power
  Owned By                          0
    Each
  Reporting                7        Sole Dispositive Power
   Person                           0
    With
                           8        Shared Dispositive Power
                                    0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                           0%

12       Type of Reporting Person*

                  IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 422101105                                           Page 6 of 11 Pages

1        Name of Reporting Person
         I.R.S. Identification No. of Above Person (ENTITIES ONLY)

                  JOSEPH U. BARTON

2        Check the Appropriate Box If a Member of a Group*
                                                        a.  [ ]
                                                        b.  [X]
3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES


                           5        Sole Voting Power
Number of                           0
   Shares
Beneficially               6        Shared Voting Power
  Owned By                          0
    Each
  Reporting                7        Sole Dispositive Power
   Person                           0
    With
                           8        Shared Dispositive Power
                                    0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                           0%

12       Type of Reporting Person*

                  IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 11 Pages


Item 1(a).        Name of Issuer:

                  Headway Corporate Resources, Inc. (the "Issuer").

Item 1(b).        Address of the Issuer's Principal Executive Offices:

                  850 Third Avenue, 11th Floor, New York, New York 10022.

Item 2(a)         Address of the Issuer's Principal Executive Offices:

                  This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  (i) White Rock Capital Partners, L.P., a Texas limited partnership ("White Rock Partners"),

                  (ii) White Rock Capital Management, L.P., a Texas limited partnership ("White Rock Management"),

                  (iii) White Rock Capital,  Inc., a Texas  corporation  ("White
                        Rock, Inc."),

                  (iv)  Thomas U. Barton and

                  (v)   Joseph U. Barton.

                  This Statement relates to Shares previously held by White Rock Management on behalf of certain institutional clients (the "White Rock
Clients"). This Statement also relates to Shares previously held for the accounts of White Rock Partners and White Rock Management. The general partner of White Rock Partners is White Rock Management, the general partner of which is White Rock, Inc. Thomas U. Barton and Joseph U. Barton are the shareholders of White Rock, Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The address and principal business office of each of White Rock Partners, White Rock Management, White Rock, Inc., Thomas U. Barton and Joseph U. Barton is 3131 Turtle Creek Boulevard, Suite 800, Dallas, Texas 75219.

Item 2(c)         Citizenship:

                  (i)      White Rock Partners is a Texas limited partnership;

                  (ii)     White Rock Management is a Texas limited partnership;

                  (iii)    White Rock, Inc. is a Texas corporation;

                  (iv)     Thomas U. Barton is a United States citizen; and

                  (v)      Joseph U. Barton is a United States citizen.

                                                              Page 8 of 11 Pages


Item 2(d)         Title of Class of Securities:

                  Common Stock, $.0001 par value (the "Shares").


Item 2(e)         CUSIP Number:

                  422101105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

                  As of December 31, 2000, each of the Reporting Persons may be deemed to be the beneficial owner of 0 Shares:


Item 4(b)         Percent of Class:

                  The number of Shares of which each White Rock Partners, White Rock Inc., White Rock Management, Thomas U. Barton and Joseph U. Barton may be deemed to be the beneficial owner constitutes 0% of the total number of Shares outstanding.

Item 4(c)         Number of shares as to which such person has:

White Rock Partners
-------------------

(i)      Sole power to vote or to direct the vote:                             0

(ii)     Shared power to vote or to direct the vote:                           0

(iii)    Sole power to dispose or to direct the disposition of:                0

(iv)     Shared power to dispose or to direct the disposition of:              0

White Rock Management
---------------------

(i)      Sole power to vote or to direct the vote:                             0

(ii)     Shared power to vote or to direct the vote:                           0

(iii)    Sole power to dispose or to direct the disposition of:                0

(iv)     Shared power to dispose or to direct the disposition of:              0

                                                              Page 9 of 11 Pages

White Rock, Inc.
----------------

(i)      Sole power to vote or to direct the vote:                             0

(ii)     Shared power to vote or to direct the vote:                           0

(iii)    Sole power to dispose or to direct the disposition of:                0

(iv)     Shared power to dispose or to direct the disposition of:              0

Thomas U. Barton
----------------

(i)      Sole power to vote or to direct the vote:                             0

(ii)     Shared power to vote or to direct the vote:                           0

(iii)    Sole power to dispose or to direct the disposition of:                0

(iv)     Shared power to dispose or to direct the disposition of:              0

Joseph U. Barton
----------------

(i)      Sole power to vote or to direct the vote:                             0

(ii)     Shared power to vote or to direct the vote:                           0

(iii)    Sole power to dispose or to direct the disposition of:                0

(iv)     Shared power to dispose or to direct the disposition of:              0

Item 5.           Ownership of Five Percent or Less of a Class:

                  As of December 31, 2000, each of White Rock Partners, White Rock Management, White Rock, Inc., Thomas U. Barton and Joseph U. Barton ceased to be the beneficial owner of more than five percent of the Shares.


Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:

                  This item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  This Item 7 is not applicable.


Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

                                                             Page 10 of 11 Pages

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.


Item 10.          Certification:

         By signing below each signatory certifies that, to the best of his/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 11 of 11 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 1, 2001            WHITE ROCK CAPITAL PARTNERS, L.P.

                                   By: White Rock Capital Management, L.P. Its General Partner

                                             By:       White Rock Capital, Inc.
                                                       Its General Partner

                                                       By: /s/ Paula Storey
                                                           ---------------------
                                                           Paula Storey
                                                           Attorney-in-Fact

Date:  February 1, 2001            WHITE ROCK CAPITAL MANAGEMENT, L.P.

                                   By:       White Rock Capital, Inc.
                                             Its General Partner

                                             By: /s/ Paula Storey
                                                 -------------------------------
                                                 Paula Storey
                                                 Attorney-in-Fact

Date:  February 1, 2001            WHITE ROCK CAPITAL, INC.

                                   By: /s/ Paula Storey
                                       -----------------------------------------
                                       Paula Storey
                                       Attorney-in-Fact

Date:  February 1, 2001            THOMAS U. BARTON

                                   By: /s/ Paula Storey
                                       -----------------------------------------
                                       Paula Storey
                                       Attorney-in-Fact

Date:  February 1, 2001            JOSEPH U. BARTON

                                   By: /s/ Paula Storey
                                       -----------------------------------------
                                       Paula Storey
                                       Attorney-in-Fact